Exhibit 99.1

Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford, MA 01824	Tel (978) 262-2400 Fax (978) 262-2500 www.brooks.com
Contact:
Robert W. Woodbury
Chief Financial Officer
Brooks Automation, Inc.
Telephone: (978) 262-2400
robert.woodbury@brooks.com
Brooks Automation Names Robert J. Lepofsky as Next Chief Executive Officer
Chelmsford, MA, August 16, 2007 — Brooks Automation, Inc. (NASDAQ: BRKS), which helps create manufacturing efficiency for the semiconductor and other complex industries, today announced that Robert J. Lepofsky, currently a member of the Brooks Board of Directors and formerly the Chairman and CEO of Helix Technology Corporation, will become the Company’s next Chief Executive Officer, succeeding Edward C. Grady, who will retire at the end of September 2007.
Mr. Lepofsky has been a member of the Brooks Board of Directors since October 2005, when Brooks acquired Helix Technology Corporation. Mr. Lepofsky was CEO of Helix from January 1989 until December 2004 and was Chairman of the Helix Board of Directors from January 1, through October 2005. Between January 1, 2005 and November 2006 Mr. Lepofsky served as President and CEO of Ensign-Bickford Industries, Inc., a privately held company. Mr. Lepofsky is also a director of Moldflow Corporation, Avantair, Inc and the CareGroup Health System as well as a Life Trustee of the Beth Israel Deaconess Medical Center.
“We are delighted that a person of Bob Lepofsky’s experience and proven leadership and ability to create value for all constituents will lead our Company to the next level,” commented Brooks Automation’s Board Chairman, Joe Martin. “Bob has agreed to take the reins at Brooks as we continue to build a stronger company and increase shareholder value. As a Director of Brooks and the former CEO of Helix, Bob can step in without missing a beat as we continue to move the Company forward.”
“We also acknowledge”, said Mr. Martin, “our gratitude to Ed Grady for his leadership and his drive as we faced numerous challenges and some very difficult times over the past five years. He has restructured and refocused the company and built the company into a solid foundation for Bob to take to the next level”.
Mr. Lepofsky said, “The opportunity to assume the leadership role at this time and to work with the cadre of uniquely capable and highly talented Brooks employees around the world, is truly exciting. As a Brooks Director I have seen first hand the progress the Company has made in recent years, and I look forward to helping the Company take the next steps forward as we
Creating Manufacturing Efficiency. Accelerating Your Profit.

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Press Release
continue to build an enterprise that delivers increasing value to our customers, our shareholders and our other stakeholders.”
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com

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